From: [REDACTED]	Sent: Thu 9/28/2006 9:13 AM
To: [REDACTED]
CC: [REDACTED]
Subject: (no subject)

Pat: I don't know what is going on and the allegations going back and forth, but I was told the bank account is overdrawn by $9,000,000 + which could be a criminal offense. In view of being left out of the loop on almost everything and not receiving any minutes or pre meeting information I must resign from the board. I was promised 250,000 shares as soon as the other chap was off the board but that has never happened either.

This is no way to run a company, it is a sure way of running it into the ground.

Robert Knorr